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                       August 19, 2021

       Lance J. Phillips
       Chief Financial Officer
       Capstead Mortgage Corporation
       8401 North Central Expressway
       Suite 800
       Dallas, TX 75225-4404

                                                        Re: Capstead Mortgage
Corporation
                                                            Form 10-K for the
fiscal year ended December 31, 2020
                                                            Filed February 19,
2021
                                                            File No. 001-08896

       Dear Mr. Phillips:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                       Sincerely,


                       Division of Corporation Finance

                       Office of Real Estate & Construction